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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 (Rule 13d-102)

                 Information to be Included in Statements Filed
          Pursuant to Rule 13d-1(b)(c), and (d) and Amendments thereto
                         Filed Pursuant to Rule 13d-2(b)

                           Barrier Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    06850R108
      ---------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|_|  Rule 13d-1(c)
|X|  Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners (BHCA), L.P.
    13-3371826
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER

                       2,323,666 shares of Common Stock (includes 1,233,385
                       shares held in voting trust, the trustee of which has the
                       voting power over such shares)
                  --------------------------------------------------------------
  NUMBER OF       6.   SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7.   SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             2,323,666 shares of Common Stock (includes 1,233,385
    WITH               shares held in voting trust, the trustee of which has the
                       voting power over such shares)
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    2,323,666 shares of Common Stock (includes 1,233,385
    shares held in voting trust, the trustee of which has the
    voting power over such shares)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    (See Instructions)

                                                                            |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    10.6%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------


                               Page 2 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors, L.P.
    13-4197054
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER

                       397,975 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6.   SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7.   SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             397,975 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    397,975 Shares of Common Stock
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    (See Instructions)
                                                                            |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.8%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------


                               Page 3 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors A, L.P.
    26-0032493
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER

                       55,380 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6.   SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7.   SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             55,380 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    55,380 Shares of Common Stock
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    (See Instructions)
                                                                            |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .3%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------


                               Page 4 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors (Cayman), L.P.
    13-4197057
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER

                       201,635 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6.   SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7.   SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             201,635 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    201,635 Shares of Common Stock
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    (See Instructions)
                                                                            |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .9%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                               Page 5 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors (Cayman) II, L.P.
    26-0005546
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER

                       22,483 Shares of Common Stock
                  --------------------------------------------------------------
  NUMBER OF       6.   SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7.   SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             22,483 Shares of Common Stock
     WITH         --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    22,483 Shares of Common Stock
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    (See Instructions)
                                                                            |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .1%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                               Page 6 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

--------------------------------------------------------------------------------
1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    J.P. Morgan Partners Global Investors (Selldown), L.P.
    56-2489868
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (See Instructions)
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY


--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
--------------------------------------------------------------------------------
                  5.   SOLE VOTING POWER
                       147,134 Shares of Common Stock (includes 62,546 shares
                       held in a voting trust, the trustee of which has the
                       voting power over such shares)
                  --------------------------------------------------------------
  NUMBER OF       6.   SHARED VOTING POWER
    SHARES
 BENEFICIALLY
   OWNED BY       --------------------------------------------------------------
     EACH         7.   SOLE DISPOSITIVE POWER
  REPORTING            147,134 Shares of Common Stock (includes 62,546 shares
    PERSON             held in a voting trust, the trustee of which has the
     WITH              voting power over such shares)
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    147,134 Shares of Common Stock (includes 62,546 shares
    held in a voting trust, the trustee of which has the
    voting power over such shares)
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    (See Instructions)
                                                                            |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    .7%
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                               Page 7 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

1.

      (a)   Name of Issuer:

            Barrier Therapeutics, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            600 College Road East
            Suite 3200
            Princeton, NJ 08540

2.

      (a)   Name of Person Filing:

            J.P. Morgan Partners (BHCA), L.P. ("JPMP (BHCA)")
            J.P. Morgan Partners Global Investors, L.P. ("JPMP Global")
            J.P. Morgan Partners Global Investors A, L.P. ("JPMP Global A")
            J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman") J.P. Morgan Partners Global Investors (Cayman) II, L.P.
              ("JPMP Cayman II")
            J.P. Morgan Partners Global Investors (Selldown) III, L.P.
              ("JPMP Selldown")

            Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

            Address of Principal Business Office or, if none, Residence:

            c/o J.P. Morgan Partners, LLC
            1221 Avenue of the Americas
            New York, New York  10020

            See also supplemental information relating to principal business office is included in Exhibit 2(a) attached hereto.

      (b)   Citizenship:

            JPMP (BHCA)      :        Delaware
            JPMP Global      :        Delaware
            JPMP Global A    :        Delaware
            JPMP Cayman      :        Cayman Islands
            JPMP Cayman II   :        Cayman Islands
            JPMP Selldown    :        Delaware

      (c)   Title of Class of Securities (of Issuer):

            Common Stock

      (d)   CUSIP Number:

            2677606

3. If this statement is filed pursuant to ss.ss. 240. 13d-1(b) or 240. 13d-2(b) or (c), check whether the person filing is a:

            Not applicable.


                               Page 8 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

4.    Ownership

      (a)   Amount Beneficially Owned:

            JPMP (BHCA):     2,323,666 (includes 1,233,385 shares held in a
                             voting trust, the trustee of which has the voting
                             power of such shares)
            JPMP Global:          397,975
            JPMP Global A:         55,380
            JPMP Cayman:          201,635
            JPMP Cayman II:        22,483
            JPMP Selldown:        147,134 (includes 62,546 shares held in a
                                  voting trust, the trustee of which has the voting power over such shares)

      (b)   Percent of Class:

            JPMP (BHCA):                  10.6% (as of December 31, 2004)
            JPMP Global:                   1.8% (as of December 31, 2004)
            JPMP Global A:                  .3% (as of December 31, 2004)
            JPMP Cayman:                    .9% (as of December 31, 2004)
            JPMP Cayman II:                 .1% (as of December 31, 2004)
            JPMP Selldown                   .7% (as of December 31, 2004)

      (c)   Number of shares as to which such person has:

            (i)   JPMP (BHCA): 2,323,666 (includes 1,233,385 shares held in a voting trust, the trustee of which has
                               the voting power of such shares)

                  JPMP Global:         397,975
                  JPMP Global A:        55,380
                  JPMP Cayman:         201,635
                  JPMP Cayman II:       22,483
                  JPMP Selldown:        147,134 (includes 62,546 shares held in
                                        a voting trust, the trustee of which has the voting power over such shares)

      (ii)  Not applicable

      (iii) JPMP (BHCA): 2,323,666 (includes 1,233,385 shares
                         held in a voting trust, the trustee of which has the voting power of such shares)
            JPMP Global:          397,975
            JPMP Global A:         55,380
            JPMP Cayman:          201,635
            JPMP Cayman II:        22,483
            JPMP Selldown:        147,134 (includes 62,546 shares held in a
                                  voting trust, the trustee of which has the voting power over such shares)

      (iv)  Not applicable

5.    Ownership of Five Percent or Less of a Class

            Not applicable

                               Page 9 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

6.    Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not applicable.

8.    Identification and Classification of Members of the Group

            Not applicable.

9.    Notice of Dissolution of Group

            Not applicable.

10.   Certification

            Not applicable


                               Page 10 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2005

                                        J.P. MORGAN PARTNERS (BHCA), L.P.

                                        By: JPMP Masterfund Manager, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS, L.P.

                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President


                                        J.P, MORGAN PARTNERS GLOBAL
                                        INVESTORS A, L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title: President

                               Page 11 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS (CAYMAN), L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title:    President


                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS (CAYMAN) II, L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title:    President


                                        J.P. MORGAN PARTNERS GLOBAL
                                        INVESTORS (SELLDOWN), L.P.


                                        By: JPMP Global Investors, L.P.,
                                            its General Partner

                                        By: JPMP Capital Corp.,
                                            its General Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:  Jeffrey C. Walker
                                            Title:    President

                               Page 12 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

                                  EXHIBIT 2(a)

Item 2. Identity and Background.

      This statement is being filed by J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (BHCA)"), whose principal business office is located 1221 Avenue of the Americas, New York, New York 10020. JPMP (BHCA) is engaged in the venture capital, private equity and leveraged buyout business. The general partner of JPMP (BHCA) is JPMP Master Fund Manager, L.P., a Delaware limited partnership (hereinafter referred to as "JPMP Master Fund"), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. As general partner of JPMP (BHCA), JPMP Master Fund may be deemed to beneficially own the shares held by JPMP (BHCA).

      This statement is also being filed by J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors A, L.P., a Delaware limited partnership ("JPMP Global A"), whose principal place of business is located at the same address as JPMP
(BHCA); J.P. Morgan Partners Global Investors (Cayman), L.P., a limited partnership organized under the laws of the Cayman Islands ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors (Selldown), L.P. ("JPMP Selldown") and collectively with JPMP Global, JPMP Global A, JPMP Cayman and JPMP Cayman II the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (BHCA) ). Each of the Global Fund Entities is also engaged in the venture capital, private equity and leveraged buyout business. The general partner of each of the Global Fund Entities is J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Investors is engaged indirectly in the venture capital, private equity and leveraged buyout business as general partner of each of the Global Fund Entities. As general partner of each of the Global Fund Entities, JPMP Investors may be deemed to benefically own the shares held by the Global Fund Entities.

      The general partner of each of JPMP Master Fund and JPMP Investors, L.P. is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital, private equity and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp. As the general partner of each of JPMP Master Fund and JPMP Investors, JPMP Capital Corp. may be deemed to benefically own the shares held by JPMP (BHCA) and the Global Fund Entities.

      JPMP Capital is a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation (hereinafter referred to as "JPMorgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMorgan Chase.


                               Page 13 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

                                  EXHIBIT 2(b)

                             JOINT FILING AGREEMENT

      The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 14, day of February, 2005.


                                         J.P. MORGAN PARTNERS (BHCA), L.P.

                                         By: JPMP Masterfund Manager, L.P.,
                                             its General Partner

                                         By: JPMP Capital Corp.,
                                             its General Partner


                                         By: /s/Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President


                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS, L.P.

                                         By: JPMP Global Investors, L.P.,
                                             its General Partner

                                         By: JPMP Capital Corp.,
                                             its General Partner


                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President


                               Page 14 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

                                         J.P, MORGAN PARTNERS GLOBAL
                                         INVESTORS A, L.P.


                                         By: JPMP Global Investors, L.P.,
                                             its General Partner

                                         By: JPMP Capital Corp.,
                                             its General Partner


                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN), L.P.


                                         By: JPMP Global Investors, L.P.,
                                             its General Partner

                                         By: JPMP Capital Corp.,
                                             its General Partner


                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President


                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (CAYMAN) II, L.P.


                                         By: JPMP Global Investors, L.P.,
                                             its General Partner

                                         By: JPMP Capital Corp.,
                                             its General Partner


                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President


                               Page 15 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

                                         J.P. MORGAN PARTNERS GLOBAL
                                         INVESTORS (SELLDOWN), L.P.


                                         By: JPMP Global Investors, L.P.,
                                             its General Partner

                                         By: JPMP Capital Corp.,
                                             its General Partner


                                         By: /s/ Jeffrey C. Walker
                                             -----------------------------------
                                             Name:  Jeffrey C. Walker
                                             Title: President


                               Page 16 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

                                                                      SCHEDULE A

                               JPMP CAPITAL CORP.

Executive Officers(1)

Chief Executive Officer                                 William B. Harrison**
President                                               Jeffrey C. Walker*
Chief Investment Officer                                Arnold L. Chavkin*
Managing Director                                       Srinivas Akkaraju*
Managing Director                                       Christopher Albinson*
Managing Director                                       Dr. Dana Beth Ardi*
Managing Director                                       Richard Aube*
Managing Director                                       Christopher C. Behrens*
Managing Director                                       John Breckenridge*
Managing Director                                       Julie Casella-Esposito*
Managing Director                                       Rodney A. Ferguson*
Managing Director                                       Cornell P. French*
Managing Director                                       Michael R. Hannon*
Managing Director                                       Matthew Lori*
Managing Director                                       Jonathan R. Lynch*
Managing Director                                       Bryan Martin*
Managing Director                                       Sunil Mishra*
Managing Director                                       Stephen P. Murray*
Managing Director                                       Timothy Purcell*
Managing Director                                       John Reardon*
Managing Director                                       Faith Rosenfeld*
Managing Director                                       Shahan D. Soghikian*
Managing Director                                       William Stuck*
Managing Director                                       Patrick J. Sullivan*
Managing Director                                       Timothy J. Walsh*
Managing Director                                       Richard D. Waters, Jr. *
Managing Director                                       Damion E. Wicker, M.D.*

                                  Directors(1)
                              William B. Harrison**
                               Jeffrey C. Walker*

--------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.
** Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.
(1)   Each of whom is a United States citizen.


                               Page 17 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

                                                                      SCHEDULE B

                              JPMORGAN CHASE & CO.

                              Executive Officer(1)

Chairman of the Board and Chief Executive Officer       William B. Harrison Jr.*
President and Chief Operating Officer                   James Dimon*
Chief Information Officer                               Austin A. Adams*
Co-Chairman, Investment Bank                            Steven D. Black*
Chief Executive Officer, Card Services                  William I. Campbell*
Chief Financial Officer                                 Michael J. Cavanagh*
Chairman, West Coast Region                             David A. Coulter*
Director of Human Resources, Head of
  Real Estate/Facilities, General Services, Security    John J. Farrell*
Co-General Counsel                                      Joan Guggenheimer*
Director of Corporate Marketing and
  Communications                                        Frederick W. Hill*
Head, Commercial Banking                                Samuel Todd Maclin*
Head, Strategy and Business Development                 Jay Mandelbaum*
Co-General Counsel                                      William H. McDavid*
Chief Executive Officer, Treasury
  & Securities Services                                 Heidi Miller*
Head, Retail Financial Services                         Charles W. Scharf*
Executive Vice President, Card Services                 Richard J. Srednicki*
Head, Asset & Wealth Management                         James E. Staley*
Chief Risk Officer                                      Don M. Wilson III*
Co-Chairman, Investment Bank                            William T. Winters*


----------
(1)   Each of whom is a United States citizen
* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.


                               Page 18 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108

                                  Directors(1)

 Name                        Principal Occupation or Employment;
                             Business or Residence Address
--------------------------------------------------------------------------------
 Hans W. Becherer            Retired Chairman of the Board and
                             Chief Executive Officer
                             Deere & Company
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 John H. Biggs               Former Chairman and CEO
                             TIAA - CREF
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 Lawrence A. Bossidy         Retired Chairman of the Board
                             Honeywell International Inc.
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 Stephen B. Burke            President
                             Comcast Cable Communications, Inc.
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
James S. Crown               President
                             Henry Crown and Company
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
James Dimon                  President and Chief Operating Officer
                             JPMorgan Chase & Co.
                             270 Park Avenue, 8th Floor
                             New York, New York 10017-2070
--------------------------------------------------------------------------------
Ellen V. Futter              President and Trustee
                             American Museum of Natural History
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 William H. Gray, III        Retired President and Chief Executive Officer
                             The College Fund/UNCF
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------

----------
(1)   Each of whom is a United States citizen

                               Page 19 of 20 Pages

                                  SCHEDULE 13G

Issuer: Barrier Therapeutics, Inc.                          CUSIP No.: 06850R108


 Name                        Principal Occupation or Employment;
                             Business or Residence Address
--------------------------------------------------------------------------------
William B. Harrison, Jr.     Chairman of the Board and Chief Executive Officer
                             JPMorgan Chase & Co.
                             270 Park Avenue, 8th Floor
                             New York, New York  10017-2070
--------------------------------------------------------------------------------
 Laban P. Jackson, Jr.       Chairman and Chief Executive Officer
                             Clear Creek Properties, Inc.
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 Lee R. Raymond              Chairman of the Board and Chief Executive Officer
                             Exxon Mobil Corporation
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 John W. Kessler             Owner
                             John W. Kessler Company
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 Robert I. Lipp              Chairman
                             The St. Paul Travelers Companies, Inc.
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 Richard A. Monoogian        Chairman and Chief Executive Officer
                             Masco Corporation
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 David C. Novak              Chairman and Chief Executive Officer
                             Yum! Brands, Inc.
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------
 John R. Stafford            Retired Chairman of the Board
                             Wyeth
                             c/o JPMorgan Chase & Co.
                             270 Park Avenue
                             New York, New York 10017
--------------------------------------------------------------------------------

                               Page 20 of 20 Pages